For Immediate Release

                      WARNER MUSIC GROUP AND EMI TO FORM
                          WORLD'S PREMIER MUSIC GROUP

                  Warner EMI Music To Be Home To World's Top
                      Recording Artists And Record Labels

 Experienced, Artist-Friendly Music Industry Veterans Roger Ames and Ken Berry
             To Bring Unsurpassed Global Leadership To New Venture

 Warner EMI Music Will Combine Two Of The Leading Music Publishers For Greater
               Global Reach And More Than Two Million Copyrights

JANUARY 24, 2000 -- LONDON -- EMI Group plc and Time Warner Inc. announced today that they have reached agreement to form the world's premier music group by combining their recorded music and music publishing businesses into a global joint venture. The transaction will create one of the world's leading music companies, with an unsurpassed management team known for developing and nurturing the careers of many of the world's greatest artists. The new company, Warner EMI Music, will have broad domestic and international holdings; a roster that includes many of the world's most popular artists; and complementary strengths in recorded music, A&R and talent management, content and copyright origination and ownership, promotion and public relations, manufacturing, packaging, distribution and back catalogue.

The global joint venture will be owned equally by Time Warner and EMI Group. The transaction involves EMI and Time Warner contributing their respective music businesses to the joint venture. EMI will transfer its net debt to Warner EMI Music ((pound)930 million, or $1.5 billion, as of September 30,
1999) at completion and Time Warner will transfer a comparable level of debt adjusted for interim activity through closing. EMI shareholders will receive a cash payment of (pound) 1.00 per share financed by Time Warner (aggregate cash payment approximates $1.3 billion). In addition, Time Warner will receive Convertible Deferred Ordinary Shares ("CDS") which represent the right to receive 8% of the enlarged EMI ordinary share capital if EMI's share price reaches (pound)9 within the first three-and-a-half years after completion.

An 11-member Warner EMI Music board of directors, controlled by Time Warner, will consist of six Time Warner designees and five EMI designees. Richard Parsons, president of Time Warner, and Eric Nicoli, chairman of EMI Group plc, will serve as co-chairmen of the Warner EMI Music board.

Gerald Levin, chairman and CEO of Time Warner, said, "Warner EMI Music is the right combination at the right time. The success of the music business has always rested on the commitment of artist-sensitive management to sign and promote new talent. Today, the Internet offers an unprecedented opportunity to do this on a global scale. Warner EMI Music will have a winning combination of management depth, a world-class roster of recording talent and, alongside AOL Time Warner, the expertise to fully exploit the true potential of digital media. This is a company destined to help define and drive the growth of the music industry in the century ahead."

Eric Nicoli, chairman of EMI Group plc and co-chairman of the new global joint venture, said, "The timing of this agreement could not be better as our industry embraces the digital revolution. It brings together the impressive resources of two of the most creative organizations in the worldwide music industry, under a talented and vastly experienced management team. It


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enhances our ability to realize the opportunities presented by the Internet and other new media, and it will allow us to deliver all of our main strategic objectives in a dramatically shorter timeframe. Warner EMI Music will provide an even more effective and attractive environment for our artists and employees to achieve their ambitions. We expect this combination to deliver substantial benefits to EMI shareholders."

Richard Parsons, Time Warner president and co-chairman of the new global joint venture, said, "If there's such a thing as a perfect fit, Warner EMI Music is it. Whether in terms of the depth of their catalogues or the breadth of their recording talent and musical genres, Warner Music Group and EMI are wonderfully complementary. Geographically they also complement each other, and Warner EMI Music will be fully committed not only to preserving EMI's rich heritage in Europe but also to enhancing the worldwide appeal of its local European artists. Most important of all, in Roger Ames and Ken Berry, the new company has two of the best music men to be found anywhere. As digital technology revolutionizes access to every form of music, it's the proven ability of Roger and Ken to find the newest acts and nurture the best talent that will truly distinguish Warner EMI Music."

Warner EMI Music will be managed by some of the most experienced executives in the music business who during their careers have been associated with some of the best-selling artists in history. Roger Ames, chairman and CEO of Warner Music Group (WMG), will be the chief executive officer of Warner EMI Music and Ken Berry, CEO of EMI Recorded Music, will be chief operating officer of Warner EMI Music.

The artists making up the roster of the global combination will include All Saints, Beastie Boys, Garth Brooks, Cher, The Corrs, Missy Elliott, Enya, Faith Hill, Janet Jackson, Jewel, Kid Rock, Lenny Kravitz, Madonna, Metallica, George Michael, Alanis Morissette, Pink Floyd, Radiohead, R.E.M., The Rolling Stones, Smashing Pumpkins, Spice Girls, Verve/Richard Ashcroft and Robbie Williams, among others, as well as more than 2,000 artists signed to labels the two companies own outside the United States. The global combination will include some of the best-known labels in the music industry, including Angel/Blue Note Records, Atlantic Records, Capitol Records, Elektra Records, London Records, Priority Records, Rhino Records, Virgin Records, Warner Bros. Records and the family of international labels owned by each of the companies in more than 70 countries around the world. Warner EMI Music's combined roster of musical talent, catalogue and copyrights features a balance of global and local repertoire, including some of the best names in pop, rock, R&B, rap, country, jazz, Latin and classical music.

The back catalogue of artists controlled by the global combination will include such classic best sellers as The Beatles, Ray Charles, Nat King Cole, The Grateful Dead, The Eagles, Pink Floyd, Peggy Lee, John Lennon, Frank Sinatra, Grand Funk Railroad, and Led Zeppelin among others.

WMG chairman and CEO Roger Ames, who will become CEO of Warner EMI Music, said, "With a combined roster of more than 2,500 extraordinary artists and a solid foundation in key genres, Warner EMI Music will build on the respective strengths of each partner to be a global competitor providing vigorous support for our artists. The further combination of two of the leading music publishers means that Warner EMI Music is in a strong position in the new digital landscape. This marks the beginning of an exciting new era for our artists, our employees and music fans everywhere."

Ken Berry, CEO of EMI Recorded Music, who will become chief operating officer of Warner EMI Music, said, "Warner EMI Music will be an outstanding music group throughout the world with extraordinary breadth and depth in our artist roster. I look forward to working with Roger and the rest of Warner Music Group in building an attractive environment for our artists and employees."


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Warner EMI Music will be headquartered in New York, with its non-U.S.
operations based in London. Currently, EMI has 10,500 employees worldwide and Warner Music has 12,000 employees worldwide.

Together, Warner and EMI had recorded music revenues of more than $6.9 billion ((pound)4.2 billion) and music publishing revenue of $1.1 billion ((pound)680 million) in the 12 months prior to September 30, 1999. Pro forma revenues of Warner EMI for the 12 months prior to September 30, 1999 were approximately $8 billion ((pound)4.9 billion) and EBITDA was more than $1 billion ((pound)650 million). Pro forma net debt as of September 30, 1999 was $3 billion ((pound)2.0 billion). The combination is expected to result in annual cost savings of approximately $400 million ((pound)250 million) by the end of the third full year following completion of the transaction.

It is expected that Warner EMI Music will have an accounting year ending December 31 and its results will be consolidated in Time Warner's financial statements.

The transaction is subject to certain conditions including regulatory consents and EMI Group shareholder approval and is expected to be completed in the second half of 2000.

Warner Music Group is home to such leading record labels as The Atlantic Group, Elektra Entertainment, Sire Records Group, Rhino Entertainment and Warner Bros. Records. The company's Warner Music International operates in 65 countries through a network of 47 affiliates, 24 licensees and seven associated labels. Warner Music Group also includes one of the world's leading music publishers, Warner/Chappell and WEA Inc., which is comprised of three companies that are each among the leaders in the U.S. music industry. WEA Corp. is one of the leading music-distribution companies in the US; WEA Manufacturing, one of the world's largest CD manufacturers, is the largest DVD manufacturing facility in the world; Ivy Hill is the leading supplier of music, computer software and video packaging in the world. Warner Music Group is a division of Time Warner Inc.

EMI Recorded Music, the third-largest music company in the world, is an international music company with a presence in nearly 70 countries. EMI Recorded Music includes important local and international artists, including some of the biggest names in the recorded music industry. EMI has artists in every leading music genre, including pop, rock, jazz, classical, Latin, Christian, country, rap/urban and dance. The world famous labels include Capitol, Angel, Blue Note, EMI, Priority and Virgin. Its current roster includes approximately 1,500 artists and it releases over 1,200 albums each year. EMI Music Publishing is the world's largest music publisher.

Time Warner Inc. (NYSE: TWX, www.timewarner.com) is the world's leading media company. Its businesses include cable networks, publishing, music, filmed entertainment, cable and digital media.

EMI Group plc, which employs more than 10,000 people in nearly 50 countries, is the London-based owner of the world's third largest music company and the world's largest music publishing company.

Contacts:          Dawn Bridges               Jim Noonan
                   EMI Group                  Warner Music Group
                   (212) 492-1274             (212) 484-8840 (818) 954-5489

                   Tina Valenti               Will Tanous


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                   EMI Group                  Warner Music Group
                   (212) 492-1274             (212) 484-8067 (818) 977-0031

                               Edward Adler
                               Time Warner Inc.
                               (212) 484-6630

                               Scott Miller
                               Time Warner Inc.
                               (212) 484-8736

This release and any appendices contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address the following subjects: features and functions of, and markets for, products and services offered by EMI Group plc, Warner Music Group and Time Warner Inc.; EMI Group plc's business plans and strategies; the advantages of the proposed transaction; the products and services to be offered by Warner EMI Music; the benefits of the transaction with regard to leveraging the client bases of the respective companies and anticipated cost savings; and other statements regarding matters that are not historical.

The following factors, among others, could cause actual results to differ materially from the results discussed in the forward-looking statements: risks associated with integration of the operations of EMI Group plc and Warner Music Group; the effect on Warner EMI Music of the failure to realize synergies or other anticipated benefits of the transaction; price and currency fluctuations; the availability, timing of and demand for artists releases; the impact of electronic or other new music distribution formats; the impact of music piracy and other forms of copyright infringement; the impact of heightened competition in the music publishing and recorded music businesses; legislative, fiscal and regulatory developments and political risks; general conditions in the businesses of the companies and general economic conditions; and failure to conclude the merger between Time Warner Inc. and America Online, Inc. For a detailed discussion of these and other cautionary statements, please refer to Time Warner Inc.'s filings with the Securities and Exchange Commission, including its Current Report on Form 8-K dated January 10, 2000 relating to its recently announced transaction with America Online, Inc. and the section titled "Caution Concerning Forward-Looking Statements" of the Management's Discussion and Analysis in its annual report on Form 10-K for the year ended December 31, 1998. Time Warner is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.